Exhibit 99.1

IDT Corporation Reports Third Quarter Fiscal Year 2026 Results

Record consolidated quarterly gross profit and gross profit margin

Income from operations at NRS, Fintech, and net2phone segments increased by 33%, 29% and 76%, respectively

FY 2026 guidance raised to $150-$152 million in Adjusted EBITDA*

NEWARK, NJ — June 3, 2026: IDT Corporation (NYSE: IDT), a global provider of fintech and communications solutions, today reported results for the third quarter of its fiscal year 2026, the three months ended April 30, 2026.

3Q26 CONSOLIDATED HIGHLIGHTS

Throughout this release, unless otherwise noted, results for the third quarter of fiscal year 2026 (3Q26) are compared to the third quarter of fiscal year 2025 (3Q25).

($ in millions except for per share figures)

Revenue ……………………..         +5% to $315.7 from $302.0

Gross Profit………………….         +9% to $122.5 from $112.0

Gross Profit Margin…………         +170 bps to 38.8% from 37.1%

Income from Operations…….         +12% to $29.8 from $26.6

GAAP EPS………………….         +$0.01 to $0.87 from $0.86

Non-GAAP EPS*……………         +$0.04 to $0.94 from $0.90

Adjusted EBITDA…………..         +13% to $37.5 from $33.1

*This release discloses certain Non-GAAP financial measures and Key Performance Metrics. Please see the explanations of those measures and metrics, the reasons for their inclusion, and reconciliations of non-GAAP measures to their closest GAAP measures, at the end of this release.

REMARKS BY SHMUEL JONAS, CEO

“IDT’s year-over-year revenue and earnings growth was again powered by the continued expansion and operating leverage of our three high-margin businesses, paired with another quarter of steady cash generation from our Traditional Communications segment.

“NRS recurring revenue increased 22% and revenue per terminal increased approximately 10% year-over-year driven by Merchant Services and SaaS Fees revenue. We expect both categories will continue driving growth in the coming quarters. After the quarter close, we acquired a controlling stake in OnCore Digital, a digital media brokerage.

“At BOSS Money, our digital channel revenue growth rate accelerated sequentially as we gained market share following implementation of the new federal remittance tax.

“net2phone continued its growth trajectory, helped by strong CCaaS results and ongoing U.S. and Mexico expansion. We are gaining traction with our AI offerings and expect they will become accretive growth drivers in fiscal year 2027. All net2phone offerings will also benefit from the recent release of Integrate by net2phone. Integrate is an integration layer that enables our clients to easily - through a straightforward, no-code interface - use our offerings with the tools they already work with every day including popular CRMs and ERPs.

“Across our business segments, we are integrating machine learning and AI tools to better understand and meet the expectations of our customers, develop and provide new features, enhance customer service, refine pricing strategies, accelerate product and feature delivery, create marketing campaigns, and streamline back-office operations, to name just a few. We expect that our AI efforts, in some cases, will serve as the basis for AI-based offerings to our customers.”

3Q26 RESULTS BY SEGMENT

National Retail Solutions (NRS)

($ in millions except recurring revenue per terminal. Numbers may not foot due to rounding.)	3Q26	2Q26	3Q25	3Q26-3Q25 (%, ∆)
Terminals and payment processing accounts
Active POS terminals	39,300	38,900	35,600	+10%
Payment processing accounts	29,200	28,100	25,500	+14%

Recurring revenue*
Merchant Services & Other	$25.8	$24.0	$19.7	+31%
Advertising & Data	$5.7	$9.0	$5.9	(3)%
SaaS Fees	$4.5	$4.4	$3.9	+17%
Total recurring revenue	$36.0	$37.5	$29.4	+22%
POS Terminal Sales	$2.0	$1.9	$1.7	+16%
Total revenue	$38.0	$39.4	$31.1	+22%

Monthly average recurring revenue per terminal*	$307	$325	$279	+10%

Gross profit	$34.3	$36.3	$28.4	+21%
Gross profit margin	90.2%	92.2%	91.3%	(110	) bps
SG&A	$23.4	$23.5	$20.0	+17%
Technology & development	$2.7	$2.5	$2.3	+21%
Income from operations	$8.2	$10.2	$6.2	+33%
Adjusted EBITDA	$9.8	$11.8	$7.8	+25%
CapEx	$0.8	$1.7	$1.9	(59)%

NRS Take-Aways

●

NRS added approximately 500 net active terminals and 1,100 net payment processing accounts during 3Q26. Net active terminal additions in 3Q26 reflect the impact of seasonal churn among specialized retailers serving the year-end holidays.

●	NRS’ ‘Rule of 40’* score was 50 in 3Q26, indicating a productive balance between growth and profitability.

●

Following the quarter close, IDT acquired OnCore Digital. Through the acquisition, NRS will integrate OnCore’s ad tech, demand, and publisher networks with its screen network and first-party transaction data into a more unified offering.

BOSS Money and Fintech Segment

($ in millions except for average revenue per transaction. Numbers may not foot due to rounding.)	3Q26	2Q26	3Q25	3Q26-3Q25 (%, ∆)
BOSS Money transactions*	6.9	6.4	6.0	+15%
Digital channel	6.0	5.5	5.0	+20%
Retail channel	0.9	1.0	1.0	(14)%

Fintech segment revenue
BOSS Money	$39.7	$36.3	$34.4	+15%
Digital channel	$31.0	$26.8	$24.5	+27%
Retail channel	$8.6	$9.5	$9.9	(13)%
Other	$5.3	$4.9	$4.2	+27%
Total Fintech segment revenue	$45.0	$41.2	$38.6	+17%

Average BOSS Money revenue per transaction*	$5.76	$5.63	$5.74	+0%

Fintech segment
Gross profit	$28.3	$25.0	$22.6	+25%
Gross profit margin	62.8%	60.6%	58.5%	+430	bps
SG&A	$20.2	$18.2	$16.0	+26%
Technology & development	$2.5	$2.7	$2.2	+15%
Income from operations	$5.6	$4.1	$4.3	+29%
Adjusted EBITDA	$6.6	$5.6	$5.1	+30%
CapEx	$1.0	$1.1	$0.8	+20%

BOSS Money and Fintech Take-Aways:

●

BOSS Money digital channel send volume*- the amount of principal transferred by BOSS Money customers using the BOSS Money and BOSS Revolution apps - increased by 40% in 3Q26 compared to 3Q25, reflecting increases in both transaction volume and average dollars sent per transaction.

●

The Fintech segment’s year-over-year increases in income from operations and Adjusted EBITDA were driven by BOSS Money’s digital transaction growth, increased revenue and gross margin per digital transaction, and improved economics from other, smaller, businesses within the Fintech segment.

net2phone

($ in millions. Numbers may not foot due to rounding.)	3Q26	2Q26	3Q25	3Q26-3Q25 (%, ∆)
Seats	441	435	415	+6%

Revenue
Subscription revenue*	$24.0	$23.4	$21.5	+12%
Other	$0.4	$0.4	$0.5	(14)%
Total revenue	$24.4	$23.9	$22.0	+11%

Gross profit	$19.6	$19.3	$17.5	+12%
Gross profit margin	80.6%	80.7%	79.6%	+130	bps
SG&A	$14.1	$13.9	$13.0	+9%
Technology & development	$3.1	$3.1	$2.9	+5%
Income from operations	$2.4	$2.2	$1.4	+76%
Adjusted EBITDA	$4.1	$3.9	$3.2	+30%
CapEx	$1.8	$1.7	$1.4	+30%

net2phone Take-Aways:

●

Subscription revenue increased faster than seats served, reflecting an increase in CCaaS seats, which generate higher revenue per seat than our UCaaS offerings, augmented by the positive FX impact of strengthening local currencies versus the U.S. dollar in certain Latin American markets.

●

net2phone generated substantial year-over-year increases in income from operations and Adjusted EBITDA during 3Q26, benefitting from customer acquisition cost discipline and continued operating leverage.

Traditional Communications

($ in millions. Numbers may not foot due to rounding.)	3Q26	2Q26	3Q25	3Q26-3Q25 (%, ∆)
Revenue
IDT Digital Payments	$103.9	$104.4	$102.6	+1%
IDT Global	$55.6	$60.2	$50.0	+11%
BOSS Revolution	$43.4	$45.7	$51.7	(16)%
Other revenue	$5.5	$5.8	$5.8	(6)%
Total revenue	$208.3	$216.1	$210.2	(1)%

Gross profit	$40.3	$40.7	$43.4	(7)%
Gross profit margin	19.4%	18.9%	20.7%	(130	)bps
SG&A	$17.9	$20.3	$20.5	(13)%
Technology & development	$5.6	$5.8	$5.4	+4%
Income from operations	$16.7	$14.3	$17.3	(4)%
Adjusted EBITDA	$19.7	$18.8	$19.6	+1%
CapEx	$1.5	$1.6	$1.3	+17%

Traditional Communications Take-Away:

●

IDT continues to minimize Traditional Communications' overhead and improve its cost structure. This effort resulted in a $2.6 million decrease in segment SG&A in 3Q26 compared to the year ago quarter, particularly in employee compensation and legal expense.

OTHER FINANCIAL RESULTS

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense increased 22% to $3.2 million in 3Q26 from $2.7 million in 3Q25, primarily as a result of increased stock-based compensation.

As of April 30, 2026, IDT held $251.4 million in cash, cash equivalents, and current debt and equity securities, exclusive of restricted cash. Also as of April 30, 2026, current assets totaled $592.7 million and current liabilities totaled $308.0 million. IDT had no outstanding debt at quarter end.

Net cash provided by operating activities in 3Q26 was $18.5 million compared to $75.7 million in 3Q25. Exclusive of changes in customer funded deposits at IDT’s Fintech segment businesses, adjusted net cash provided by operating activities* in 3Q26 was $16.0 million compared to $66.1 million in 3Q25. The decline in operating cash generation is due entirely to working capital timing, as 3Q26 ended on a Thursday which, along with Friday, is typically when cash levels are lowest because of prepaid weekend funding requirements for the BOSS Money and IDT Digital Payments businesses.

Capital expenditures decreased to $5.1 million in 3Q26 from $5.4 million in 3Q25.

During 3Q26, IDT repurchased approximately 84,000 shares of its Class B common stock for $4.0 million. For the nine months ended April 30, 2026, IDT repurchased approximately 391,000 shares for $19.0 million.

FY 2026 FINANCIAL OUTLOOK

IDT is increasing its previous FY 2026 guidance for consolidated Adjusted EBITDA from $147-$149 million to $150-$152 million. At the midpoint, the updated guidance represents an increase of 15% from FY 2025 Adjusted EBITDA of $131.7 million.

Reconciliations of Adjusted EBITDA to net income and income from operations for all periods presented are included in the Non-GAAP reconciliations provided at the end of this release.

DIVIDEND

IDT’s Board of Directors has declared a quarterly cash dividend of $0.07 per share of IDT Class A and Class B Common stock payable on June 18, 2026 to stockholders of record as of June 9, 2026.

IDT EARNINGS ANNOUNCEMENT INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (https://www.idt.net/investors-and-media) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM Eastern this evening with management’s discussion of results followed by Q&A with investors. To listen to the call and participate in the Q&A, dial 1-877-545-0523 (toll-free from the US) or 1-973-528-0016 (international) and provide the following access code: 181062.

A replay of the conference call will be available approximately three hours after the call concludes through June 17th, 2026. To access the call replay, dial 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and provide this replay passcode: 54085. The replay will also be accessible via streaming audio at the IDT investor relations website.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT) is a global provider of fintech and communications solutions through a portfolio of synergistic businesses: National Retail Solutions’ (NRS) point-of-sale (POS) platform enables independent retailers to process transactions and operate more effectively while providing advertisers and marketers with reach into underserved consumer markets; BOSS Money facilitates innovative international remittances and fintech payments solutions; net2phone provides businesses with unified communications and AI-driven workflow solutions to enhance customer experience at scale; IDT Digital Payments and the BOSS Revolution calling service make sharing prepaid products and services and speaking with friends and family around the world convenient and reliable; and, IDT Global and IDT Express enable communications services to provision and manage international voice and SMS messaging.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

CONTACT

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2026	July 31, 2025
(in thousands, except per share data)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$214,957	$226,505
Restricted cash and cash equivalents	128,385	115,327
Debt securities	26,557	21,649
Equity investments	9,913	5,637
Trade accounts receivable, net of allowance for credit losses of $8,039 at April 30, 2026 and $9,097 at July 31, 2025	41,750	44,932
Settlement assets, net of reserve of $1,816 at April 30, 2026 and $1,367 at July 31, 2025	35,033	28,014
Disbursement prefunding	96,396	37,097
Prepaid expenses	8,889	12,440
Other current assets	30,829	28,702
Total current assets	592,709	520,303
Property, plant, and equipment, net	41,010	38,869
Goodwill	26,600	26,488
Other intangibles, net	4,177	5,056
Equity investments	5,879	6,658
Operating lease right-of-use assets	1,247	1,878
Deferred income tax assets, net	18,200	18,790
Other assets	8,207	8,161
Total assets	$698,029	$626,203

Liabilities, redeemable noncontrolling interest, and stockholders' equity
Current liabilities:
Trade accounts payable	$15,229	$19,435
Accrued expenses	90,548	97,295
Deferred revenue	26,207	27,726
Customer fund deposits	130,081	114,708
Settlement liabilities	17,125	13,922
Other current liabilities	28,846	19,910
Total current liabilities	308,036	292,996
Operating lease liabilities	621	1,103
Other liabilities	926	1,688
Total liabilities	309,583	295,787
Commitments and contingencies
Redeemable noncontrolling interest	12,022	11,459
Equity:
Preferred stock, $.01 par value; authorized shares - 10,000; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares - 35,000; 3,272 shares issued and 1,574 shares outstanding at April 30, 2026 and July 31, 2025	33	33
Class B common stock, $.01 par value; authorized shares - 200,000; 28,564 and 28,528 shares issued and 23,290 and 23,656 shares outstanding at April 30, 2026 and July 31, 2025, respectively	285	285
Additional paid-in capital	317,474	308,111
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 5,274 and 4,872 shares of Class B common stock at April 30, 2026 and July 31, 2025, respectively	(163,380)	(143,853)
Accumulated other comprehensive loss	(13,809)	(16,569)
Retained earnings	217,284	157,124
Total IDT Corporation stockholders' equity	357,887	305,131
Noncontrolling interests	18,537	13,826
Total equity	376,424	318,957
Total liabilities, redeemable noncontrolling interest, and equity	$698,029	$626,203

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
Revenues	$315,713	$301,985	$958,981	$914,901
Direct cost of revenues	193,210	190,023	597,022	583,201

Gross profit	122,503	111,962	361,959	331,700
Operating expenses:
Selling, general, and administrative	78,843	72,267	231,696	214,039
Technology and development	13,944	12,744	41,698	38,115
Severance	107	190	538	600
Other operating (income) expense, net	(180)	175	67	403

Total operating expenses	92,714	85,376	273,999	253,157

Income from operations	29,789	26,586	87,960	78,543
Interest income	1,561	1,566	4,909	4,347
Other income, net	904	2,608	623	2,533

Income before income taxes	32,254	30,760	93,492	85,423
Provision for income taxes	(8,507)	(7,798)	(22,825)	(21,766)

Net income	23,747	22,962	70,667	63,657
Net income attributable to noncontrolling interests	(2,134)	(1,270)	(5,744)	(4,448)

Net income attributable to IDT Corporation	$21,613	$21,692	$64,923	$59,209

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$0.87	$0.86	$2.59	$2.35
Diluted	$0.87	$0.86	$2.59	$2.34
Weighted-average number of shares used in calculation of earnings per share:
Basic	24,893	25,165	25,041	25,177
Diluted	24,915	25,249	25,054	25,312

(i) Stock-based compensation included in total operating expenses	$2,420	$946	$8,783	$2,720

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended April 30,
(in thousands)	2026	2025
Operating activities:
Net income	$70,667	$63,657
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	16,054	15,702
Deferred income taxes	561	18,902
Provision for credit losses and reserve for settlement assets	3,466	4,465
Stock-based compensation expense	8,783	2,720
Other	1,316	1,735
Change in operating assets and liabilities:
Trade accounts receivable	934	(4,206)
Prepaid expenses, other current assets, and other assets	4,278	7,424
Settlement assets and disbursement prefunding	(66,838)	(16,799)
Trade accounts payable, accrued expenses, settlement liabilities, other current liabilities, and other liabilities	(2,374)	(19,486)
Customer fund deposits	12,101	25,327
Deferred revenue	(2,285)	(3,382)
Net cash provided by operating activities	46,663	96,059
Investing activities:
Capital expenditures	(17,070)	(15,507)
Purchase of equity investments	(1,650)	-
Purchase of convertible preferred stock in equity method investment	-	(926)
Purchases of debt securities and equity securities	(42,981)	(29,083)
Proceeds from maturities and sales of debt and equity securities	34,607	35,005
Net cash used in investing activities	(27,094)	(10,511)
Financing activities:
Dividends paid	(4,763)	(4,036)
Distributions to noncontrolling interests	(90)	(100)
Proceeds from borrowings under revolving credit facility	21,421	24,551
Repayments on borrowings under revolving credit facility	(21,421)	(24,551)
Proceeds from borrowings	185	-
Repayments of borrowings	(100)	-
Proceeds from exercise of stock options	200	-
Repurchases of Class B common stock	(19,526)	(17,773)
Net cash used in financing activities	(24,094)	(21,909)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	6,035	3,982
Net increase in cash, cash equivalents, and restricted cash and cash equivalents	1,510	67,621
Cash, cash equivalents and restricted cash and cash equivalents, beginning of period	341,832	255,456
Cash, cash equivalents and restricted cash and cash equivalents, end of period	$343,342	$323,077

Supplemental cash flow information

Cash paid during the period for:
Income taxes paid	$14,151	$-

Non-Cash Financing Activities
Shares of the Company's Class B common stock issued to executive officer for bonus	$-	$1,824
Value of the Company's DSUs exchanged for National Retail Solutions shares	$3,547	$442

Reconciliation of Non-GAAP Financial Measures for the Third Quarter Fiscal 2026 and 2025

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed (a) Adjusted EBITDA for 3Q26, 2Q26, and 3Q25, among other quarters (b) non-GAAP earnings per diluted share (Non-GAAP EPS) for 3Q26 and 3Q25 (c) NRS’ ‘Rule of 40’ score for 3Q26 and (d) non-GAAP adjusted net cash provided by or used in operating activities for 3Q26 and 3Q25. These are non-GAAP financial measures intended to provide useful information that supplements IDT’s or the respective segment’s results in accordance with GAAP. The following explains these terms and their respective reconciliations to the most directly comparable GAAP measures.

Generally, a non-GAAP measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA starts with net income from operations in accordance with GAAP and adds depreciation and amortization, severance expense, stock-based compensation, and other operating expenses, and deducts other operating income.

IDT’s measure of Non-GAAP EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares. IDT’s measure of non-GAAP net income starts with net income attributable to IDT in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expenses, and deducts other operating income. These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2026 and fiscal 2025 periods.

Management believes that IDT’s Adjusted EBITDA and Non-GAAP EPS are measures which provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the respective segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA and Non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allow for greater transparency of the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA and Non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating income (expense), net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA and Non-GAAP EPS. Other operating expense, net primarily includes legal fees net of insurance claims related to Straight Path Communications Inc.’s stockholders’ class action, legal settlements, and gains from the write-off of contingent consideration liabilities. From time-to-time, IDT may have gains or incur costs related to non-routine legal, tax, and other matters, however, these various items generally do not occur each quarter. IDT believes the gains and losses from these non-routine matters are not components of IDT’s or the respective segment’s core operating results.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of Adjusted EBITDA and Non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. Stock-based compensation continues to be a significant expense for IDT and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA and Non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA and Non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

The ‘Rule of 40’ score is a metric used to evaluate the performance of SaaS and other subscription-based providers. It postulates that a SaaS provider’s revenue growth rate plus its EBITDA margin should equal or exceed 40 percent. The ‘Rule of 40’ is typically used to assess a company's balance between growth and profitability. A total of over 40 is thought to indicate a healthy combination of expansion and financial stability, making it a useful tool for management and investors to gauge the potential for long-term success and make informed decisions about resource allocation and business strategy.

NRS’ ‘Rule of 40’ score is computed by adding (a) the growth rate of NRS’ recurring revenue for the relevant period compared to the corresponding year ago period to (b) NRS’ Adjusted EBITDA margin for the twelve-month period through the end of the current period. NRS’ recurring revenue is calculated by subtracting NRS’ revenue from POS terminal sales from its total GAAP revenue. Adjusted EBITDA is a non-GAAP measure as discussed above. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by GAAP revenue for the relevant period.

IDT’s Non-GAAP adjusted measure of net cash provided by operating activities is calculated by excluding the impact of changes in customer funds deposits held from net cash provided by operating activities. Customer funds deposits represent, for the most part, funds loaded by customers of the various prepaid debit card programs issued under IDT’s wholly-owned bank in Gibraltar. As such, these funds are held for customers and are not available for use by the Company. This adjusted measure of net cash provided by operating activities provides a more meaningful measure of the cash generated by our core business operations, making it a more useful tool for management and investors to evaluate the cash generation of our business operations, and to compare IDT’s cash generation with companies that do not have, or have different levels of, customer deposits. Customer deposits are, by regulation, not available to fund IDT’s operating activities.

Following are reconciliations of Adjusted EBITDA and Non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, (i) income (loss) from operations for IDT’s reportable segments and corporate and (ii) net income for IDT on a consolidated basis, and (b) for Non-GAAP EPS, diluted earnings per share. Also following is NRS’ ‘Rule of 40’ score computation including the reconciliation of NRS’ Adjusted EBITDA to the most directly comparable GAAP measure, NRS’ income from operations, and IDT’s Non-GAAP adjusted measure of net cash provided by operating activities reconciled to GAAP net cash provided by operating activities.

IDT Corporation

Reconciliation of Net Income to Adjusted EBITDA for the three months ended 3Q26, 2Q26, and 3Q25

(unaudited) in millions. Figures may not foot or cross-foot due to rounding

	Total IDT Corporation	Traditional Comm.	net2phone	NRS	Fintech	Corporate

3Q26
Net income attributable to IDT Corporation	$21.6
Adjustments:
Net income attributable to noncontrolling interests	(2.1)
Net income	$23.7
Provision for income taxes	(8.5)
Income before income taxes	$32.3
Interest income, net	1.6
Other expense, net	0.9
Income (loss) from operations	$29.8	$16.7	$2.4	$8.2	$5.6	$(3.0)
Depreciation and amortization	5.4	1.8	1.7	1.2	0.7	0.0
Stock-based compensation	2.4	1.2	-	0.4	0.4	0.4
Other operating income, net	(0.2)	0.0	0.0	0.0	-	(0.2)
Severance expense	0.1	0.1	0.0	0.0	0.0	-
Adjusted EBITDA	$37.5	$19.7	$4.1	$9.8	$6.6	$(2.8)

	Total IDT Corporation	Traditional Comm.	net2phone	NRS	Fintech	Corporate

2Q26
Net income attributable to IDT Corporation	$20.9
Adjustments:
Net income attributable to noncontrolling interests	(1.9)
Net income	$22.8
Provision for income taxes	(6.2)
Income before income taxes	$29.1
Interest income, net	1.6
Other expense, net	0.2
Income (loss) from operations	$27.2	$14.3	$2.2	$10.2	$4.1	$(3.5)
Depreciation and amortization	5.4	1.8	1.7	1.2	0.8	-
Stock-based compensation	4.3	2.4	-	0.4	0.8	0.7
Other operating expense, net	0.8	0.2	-	-	-	0.7
Severance expense	0.2	0.1	0.1	-	-	-
Adjusted EBITDA	$38.0	$18.8	$3.9	$11.8	$5.6	$(2.1)

	Total IDT Corporation	Traditional Comm.	net2phone	NRS	Fintech	Corporate
3Q25
Net income attributable to IDT Corporation	$21.7
Adjustments:
Net income attributable to noncontrolling interests	(1.3)
Net income	$23.0
Provision for income taxes	(7.8)
Income before income taxes	$30.8
Interest income, net	1.6
Other expense, net	2.6
Income (loss) from operations	$26.6	$17.3	$1.4	$6.2	$4.3	$(2.6)
Depreciation and amortization	5.2	1.9	1.6	1.0	0.7	-
Stock-based compensation	0.9	0.3	-	0.6	0.1	-
Other operating expense, net	0.2	-	0.2	-	-	-
Severance expense	0.2	0.2	-	-	-	$-
Adjusted EBITDA	$33.1	$19.6	$3.2	$7.8	$5.1	$(2.6)

IDT Corporation

Reconciliation of Earnings Per Share (EPS) to Non-GAAP EPS for 3Q26 and 3Q25

(unaudited) in millions, except for per share data. Figures may not foot due to rounding

	3Q26	3Q25

Net income attributable to IDT Corporation	$21.6	$21.7
Adjustments (add) subtract:

Stock-based compensation	(2.4)	(0.9)
Severance expense	(0.1)	(0.2)
Other operating income (expense), net	0.2	(0.2)
Total adjustments	(2.3)	(1.3)
Income tax effect of total adjustments	(0.6)	(0.3)
	1.7	1.0
Non-GAAP net income	$23.3	$22.7

Earnings per share:

Basic	$0.87	$0.86
Total adjustments	0.07	0.04
Non-GAAP - basic	$0.94	$0.90

Weighted-average number of shares used in calculation of basic earnings per share	24.9	25.2

Diluted	$0.87	$0.86
Total adjustments	0.07	0.04
Non-GAAP - diluted	$0.94	$0.90

Weighted-average number of shares used in calculation of diluted earnings per share	24.9	25.2

IDT Corporation

NRS’ ‘Rule of 40’ Score

For 3Q26

(unaudited) in millions. Figures may not foot due to rounding

					Trailing twelve months (TTM)
	4Q25	1Q26	2Q26	3Q26	3Q26
Reconciliation of NRS’ Income from Operations to Adjusted EBITDA

Income from operations	$5.8	$8.9	$10.2	$8.2	$33.2
Depreciation and amortization	1.1	1.1	1.2	1.2	4.6
Stock-based compensation	0.2	0.2	0.4	0.4	1.2
Other operating expense, net	2.4	0.0	0.0	0.0	2.4
Severance expense	0.0	0.0	0.0	0.0	0.1
Adjusted EBITDA	$9.5	$10.3	$11.8	$9.8	$41.4

NRS’ ‘Rule of 40’ Score
	3Q26	3Q25
NRS recurring revenue	$36.0	$29.4
NRS other revenue	2.0	1.7
NRS total revenue	$38.0	$31.1

NRS recurring revenue growth rate	22%

NRS TTM Adjusted EBITDA (from above)	$41.4
NRS TTM total revenue	$148.7
NRS TTM Adjusted EBITDA margin	28%
‘Rule of 40’ score	50%

IDT Corporation

Adjusted net cash provided by operating activities for 3Q26 and 3Q25

(unaudited) in millions. Figures may not foot due to rounding

(in millions)
Three months ended April 30, 2026	3Q26	3Q25
Net cash provided by operating activities (GAAP)	$18.5	$75.7
Changes in customer deposits	$2.5	$9.6
Adjusted net cash provided by operating activities	$16.0	$66.1

Explanation of Key Performance Metrics

net2phone Subscription Revenue is calculated by subtracting net2phone’s equipment revenue and revenue generated by a legacy SIP trunking offering in Brazil from its revenue in accordance with GAAP. net2phone’s cloud communications and contact center offerings are priced on a per-seat basis, with customers paying based on the number of users in their organization. The number of seats served and subscription revenue trends and comparisons between periods are used in the analysis of net2phone’s revenues and direct cost of revenues and are strong indications of the top-line growth and performance of the business.

NRS’ Monthly Average Recurring Revenue per Terminal is calculated by dividing NRS’ recurring revenue as defined in the Reconciliation of Non-GAAP Financial Measures by the average number of active POS terminals during the period. The average number of active POS terminals is calculated by adding the beginning and ending number of active POS terminals during the period and dividing by two. NRS’ recurring revenue divided by the average number of active POS terminals is divided by three when the period is a fiscal quarter. Recurring Revenue and Monthly Average Recurring Revenue per Terminal are useful for comparisons of NRS’ revenue and revenue per customer to prior periods and to competitors and others in the market, as well as for forecasting future revenue from the customer base.

BOSS Money Transactions are a nonfinancial metric that measures customer usage during a reporting period. Average BOSS Money Revenue per Transaction measures the revenue productivity of BOSS Money’s remittance business. It is calculated by dividing BOSS Money revenue during the period by the number of transactions. Average BOSS Money Revenue per Transaction is a key metric for evaluating the productivity and operational performance of the business. BOSS Money’s Digital Send Volume is the aggregate amount of principal remitted by BOSS Money’s digital customers – those using the BOSS Money and BOSS Revolution apps to originate remittances. Digital Send Volume is a key metric for evaluating the operational performance of the digital channel of the remittance business, and for comparing the performance of BOSS Money’s digital channel to competitors in the remittance business as well as to performance to other temporal periods.

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